Exhibit 21.1

Name	State of Incorporation
Powin Wooden Product Service Inc.	Oregon
QBF Inc.	Oregon
Powin Renewable Energy Resource Inc.	Oregon
Channel Partner Program	Oregon

All located at:
20550 SW 115th Ave.
Tualatin, OR 97062